Exhibit 11

                          Viacom Inc. and Subsidiaries
                  Computation of Net Earnings (Loss) Per Share

                                                              Three months ended March 31,
                                                              ----------------------------
                                                                    1999         1998
                                                                    ----         ----
                                                         (In millions, except per share amounts)

Earnings (loss):
Earnings from continuing operations..........................      $ 68.4       $ 47.6
Cumulative convertible preferred stock dividend
  requirement................................................        (0.4)       (15.0)
Premium on redemption of preferred stock.....................       (12.0)          --
                                                                   ------       ------
Earnings from continuing operations attributable to common
   stock ....................................................        56.0         32.6
Loss from discontinued operations, net of tax................          --        (46.2)
Extraordinary loss, net of tax...............................       (23.5)          --
                                                                   ------       ------
Net earnings (loss) attributable to common stock.............      $ 32.5       $(13.6)
                                                                   ======       ======
Basic computation:
Shares:
Weighted average number of common shares.....................       696.1        710.5
                                                                   ======       ======
Net earnings (loss) per common share:
Earnings from continuing operations..........................      $ 0.08       $ 0.05
Loss from discontinued operations, net of tax................          --        (0.07)
Extraordinary loss, net of tax...............................       (0.03)          --
                                                                   ------       ------
Net earnings (loss)..........................................      $ 0.05       $(0.02)
                                                                   ======       ======
Diluted computation:
Shares:
Weighted average number of common shares (basic).............       696.1        710.5
  Common shares potentially issuable in connection with
     stock options and warrants:.............................        15.0          7.5
                                                                   ------       ------
Weighted average number of common shares (diluted)...........       711.1        718.0
                                                                   ======       ======
Net earnings (loss) per common share:
Earnings from continuing operations..........................      $ 0.08       $ 0.05
Loss from discontinued operations, net of tax................          --        (0.07)
Extraordinary loss, net of tax...............................       (0.03)          --
                                                                   ------       ------
Net earnings (loss)..........................................      $ 0.05       $(0.02)
                                                                   ======       ======
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